UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2006

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commissioner File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite A, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 20, 2006, CallWave, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Mark Stubbs, effective as of October 31, 2006. Pursuant to the Employment Agreement, Mr. Stubbs will serve as the Company’s Chief Financial Officer, reporting to its Chief Executive Officer or his designee.

The following summary is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.1.

Mr. Stubbs will be paid a base salary of $210,000, will be eligible for an annual bonus, and will receive certain other benefits. Mr. Stubbs’ annual bonus will be based upon the achievement of reasonable performance criteria, effective as of July 1, 2006. Subject to the final discretion of the compensation committee of the Company’s board of directors, the goal of the annual bonus payable in any calendar year is forty percent (40%) of Mr. Stubbs’ base salary. In 2007, Mr. Stubbs also shall receive a stock option to purchase at least fifty thousand (50,000) shares of Company’s common stock, at or before the first meeting of the Board of Directors of the Company occurring after the first annual anniversary of the effective date of the Employment Agreement. In subsequent years following 2007, Mr. Stubbs shall be eligible for additional annual grants of a stock option or other equity compensation at the discretion of Board of Directors.

If Mr. Stubbs’ employment is terminated by the Company other than for his misconduct or disability, or if he resigns for good reason, then: (i) the Company will pay Mr. Stubbs an amount equal to six (6) months of his base salary and all pro rated cash bonuses, (ii) the vesting of all stock options held by Mr. Stubbs as of the effective date of the Employment Agreement shall be accelerated to the same extent that the stock options would have vested if Mr. Stubbs had continued in the Company’s employ for six (6) months following the date of termination, and (iii) the Company shall subsidize Mr. Stubbs’ COBRA insurance premiums for the period ending the earlier of six (6) months after the date of termination or the first date Mr. Stubbs is covered under a health insurance plan of another employer.

If, within twenty-four (24) months following a change in control of the Company, Mr. Stubbs terminates his employment with the Company for good reason, or the Company terminates Mr. Stubbs’ employment for any reason other than misconduct or disability, then: (i) the Company will pay Mr. Stubbs an amount equal to twelve (12) months of his base salary and all pro rated cash bonuses, (ii) all stock options granted to Mr. Stubbs during his employment shall be vested one hundred percent (100%), and (iii) the Company shall subsidize Mr. Stubbs’ COBRA insurance premiums for the period ending the earlier of twelve (12) months after the date of termination or the first date Mr. Stubbs is covered under a health insurance plan of another employer.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.1	Employment Agreement dated October 31, 2006, between CallWave, Inc. and Mark Stubbs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC.,

Date: November 27, 2006	By:	/s/ David F. Hofstatter
David F. Hofstatter
Chief Executive Officer